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                                                                      Exhibit 12

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                        UNITED TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                             Three Months Ended
                                                                  March 31,
 In Millions of Dollars                                       1995           1994
 Fixed Charges:
   Interest on indebtedness                              $        62    $        66
   Interest capitalized                                            5              7
   One-third of rents*                                            22             25

   Total Fixed Charges                                   $        89    $        98

 Earnings:
   Income before income taxes and minority interests     $       252    $       141

   Fixed charges per above                                        89             98
   Less: interest capitalized                                    (5)            (7)
                                                                  84             91

   Amortization of interest capitalized                           10             11

   Total Earnings                                        $       346    $       243

 Ratio of Earnings to Fixed Charges                             3.89           2.48



* Reasonable approximation of the interest factor.
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